April 8, 2019

Segall Bryant & Hamill Trust

370 17th Street, Suite 5000

Denver, CO 80202

Re:	Segall Bryant & Hamill Trust

1940 Act File No. 811-03373

as filed with the Commission on April 8, 2019

Ladies and Gentlemen:

We have acted as counsel for Segall Bryant & Hamill Trust, a Massachusetts business trust (the “Trust” or “Registrant”), in connection with the filing of the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), relating to the issuance of shares of beneficial interest, no par value per share (the “Shares”), of the funds and their classes identified on Exhibit A hereto (each, an “New Fund” and collectively, the “New Funds”), each a series of the Trust, pursuant to the proposed reorganization of the identically named funds identified on Exhibit A hereto (each, a “Existing Fund” and collectively, the “Existing Funds”) (together with the New Funds, the “Funds”), each a series of the Investment Managers Series Trust, a Delaware statutory trust (“IMST”), as described in the Registration Statement and pursuant to an Agreement and Plan of Reorganization (the “Agreement”) by and among the Trust, on behalf of the New Funds, IMST, on behalf of the Existing Funds, and Segall Bryant & Hamill, LLC (the “Adviser”), the investment adviser to the Funds.

We have reviewed (i) the Registrant’s Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”), (ii) the Registrant’s Amended and Restated Bylaws, as amended (the “Bylaws” and together with the “Declaration of Trust”, the “Governing Documents”), (iii) resolutions adopted by the Board (the “Resolutions”), (iv) a printer’s proof of the Registration Statement dated April 8, 2019, (v) certificates of public officials, and (vi) such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Massachusetts and the federal law of the United States of America. The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the state of Massachusetts and the provisions of the Investment Company Act of 1940 (the “1940 Act”) that are applicable to equity securities issued by open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws. We express no opinion with respect to any other laws.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

Segall Bryant & Hamill Trust

April 8, 2019

We have also assumed the following for this opinion:

1. The Governing Documents and the Resolutions authorizing the issuance of the Shares have not been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of the Shares.

2. The Shares have been, and will continue to be, issued in accordance with the Registrant’s Governing Documents, and the Resolutions relating to the creation, authorization and issuance of the Shares.

3. The Shares have been, or will be, issued against consideration therefor as described in the Registrant’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

4. Each document submitted to us is accurate and complete, the signatures on all originals documents are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof conform to the original, and all documents are duly executed and delivered where due execution and delivery are prerequisites of the effectiveness thereof.

5. Any and all conditions established by the Resolutions to the authorization and issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

6. All appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

7. All natural persons identified to us have legal capacity, and persons identified to us as officers of the Registrant are actually serving in such capacity, and the representations of officers of the Registrant are correct as to matters of fact.

8. All applicable securities laws will be complied with and the Registration Statement with respect to the offering of the Shares will be effective.

9. The Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the proof referred to above.

10. The Registrant is in compliance with the 1940 Act and such other laws and regulations.

We have not independently verified any of these assumptions.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Registrant of full payment for the Shares and compliance with the 1933 Act, the 1940 Act and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Registrant; and (ii) purchasers of the Shares will not have any obligation to make payments to the Registrant or its creditors (other than the purchase price for the Shares) or contributions to the Registrant or its creditors solely by reason of the purchasers’ ownership of the Shares.

Segall Bryant & Hamill Trust

April 8, 2019

This opinion is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of the Shares. This opinion is rendered solely for the benefit of the Registrant and its shareholders in connection with the Registration Statement and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without prior written consent.

We hereby consent to all references to us in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/DAVIS GRAHAM & STUBBS LLP
DAVIS GRAHAM & STUBBS LLP

Segall Bryant & Hamill Trust

April 8, 2019

Exhibit A

List of Funds

New Fund Class
Existing Fund	New Fund	Institutional Class	Retail Class
Segall Bryant & Hamill All Cap Fund	Segall Bryant & Hamill All Cap Fund	✓	-
Segall Bryant & Hamill Small Cap Value Fund	Segall Bryant & Hamill Small Cap Value Fund	✓	-
Segall Bryant & Hamill Emerging Markets Fund	Segall Bryant & Hamill Emerging Markets Fund	✓	✓
Segall Bryant & Hamill International Small Cap Fund	Segall Bryant & Hamill International Small Cap Fund	✓	✓